UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 21, 2009

ABLEAUCTIONS.COM, INC.
(Exact name of Registrant as specified in charter)

Florida	000-28179	59-3404233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Suite 2000 - 1963 Lougheed Highway
Coquitlam, British Columbia Canada
(Address of principal executive offices)

Registrant’s telephone number, including area code:  604-521-3369

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2 below).

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13(e)-4(c))

Item 2.01    Completion of Acquisition or Disposition of Assets

The following discussion provides only a brief description of the document described below.  The discussion below is qualified in its entirety by the full text of the agreement.

On May 21, 2009 we and our subsidiary, iCollector Technologies Ltd., signed a License Agreement with ABC Live Auction World Ltd. (“ABC”).  The effective date of the License Agreement is May 15, 2009.  ABC is an employee-owned entity not otherwise affiliated with us.

Under the terms of the License Agreement, ABC has sublicensed all of iCollector’s auction and auction-hosting related technology, domain names, intellectual property and various other assets (including those assets used in the operations of NAALive) (“Licensed Assets”) in consideration for 50% of net profits realized from ABC’s operations or 10% of ABC’s net auction revenue.  The sublicense is non-exclusive.  The License Agreement will continue until terminated by a breach by either party or until either party ceases its business or becomes insolvent.  We continue to own the Licensed Assets and will own any enhancements made to the Licensed Assets by ABC or any of its affiliates in the future.  ABC has also hired all of iCollector’s employees as of the effective date and has begun performing iCollector’s obligations under its auction and auction-hosting agreements.

Going forward, both parties will continue to look for a suitable buyer or partner for the iCollector business.  If we complete a sale or license of the iCollector business, then ABC will receive a minimum of 25% of the consideration payable to us upon completion of the transaction.

Item 9.01    Financial Statements and Exhibits

Exhibit 99	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABLEAUCTIONS.COM, INC.

Dated: May 22, 2009	By:	/s/ Abdul Ladha
Abdul Ladha, Chief Executive Officer